COLUMBIA FUNDS SERIES TRUST

Item 77I/77Q1(d)—TERMS OF NEW OR AMENDED SECURITIES:

On August 26, 2016, a Form Type 485(b), Accession No. 0001193125-16-693456, an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered the new class of shares of the Funds listed below, effective September 1, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia AMT-Free California Intermediate Muni Bond Fund	Class Y
Columbia AMT-Free Georgia Intermediate Muni Bond Fund	Class Y
Columbia AMT-Free Maryland Intermediate Muni Bond Fund	Class Y
Columbia AMT-Free North Carolina Intermediate Muni Bond Fund	Class Y
Columbia AMT-Free South Carolina Intermediate Muni Bond Fund	Class Y
Columbia AMT-Free Virginia Intermediate Muni Bond Fund	Class Y
Columbia Short Term Municipal Bond Fund	Class Y